SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report October 31, 2003 (Date of Earliest event reported)

First Northern Community Bancorp

(Exact name of registrant as specified in its charter)

California	000-30707	68-0450397
(State of Incorporation)	(Commission File No.)	(IRS Employer ID Number)

First Northern Community Bancorp
195 North First Street, P.O. Box 547, Dixon, California	95620
(Address of principal executive offices)	(Zip Code)

(707) 678-3041

(Registrant’s telephone number, including area code)

ITEM 7.	FINANCIAL STATEMENTS AND EXHIBITS

(c)	Exhibits

99.1	Earnings Press Release, dated October 31, 2003

ITEM 9.	REGULATION FD DISCLOSURE

On October 31, 2003, First Northern Community Bancorp issued a press release concerning financial results for the third quarter of 2003, a copy of which is included as Exhibit 99.1 and incorporated herein by reference. The information included in this section is also intended to be included under “Item 12. Results of Operations and Financial Condition” and is included under this Item 9 in accordance with SEC Release No. 33-8216. The Information included herein and in Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall It be deemed Incorporated by reference in any filing under the Securities Act of 1933.”

Exhibit 99.1

Press release on the following article:

Contact:	Owen J. Onsum	October 31, 2003
President & CEO

FIRST NORTHERN COMMUNITY BANCORP

& FIRST NORTHERN BANK

P.O. Box 547

Dixon, California

(707) 678-3041

First Northern Community Bancorp – Third Quarter 2003 Earnings Report

Assets, Deposits and Loans Continue Strong Growth Momentum

First Northern Community Bancorp (FNRN), holding company for First Northern Bank, today announced record earnings of $4.74 million for the nine months ending September 30, 2003, an increase of 12.3% from the $4.22 million earned in that same fiscal period last year. Diluted earning per share for the nine months ending September 30, 2003 of $1.35 was up 16.4% from the $1.16 reported in 2002 (the 2002 figure was adjusted for the stock dividend issued in 2003). Annualized Return on Average Assets for the period ending September 30, 2003 was 1.24%, compared to 1.26% for the same period in 2002. Annualized Return on Beginning Core Equity was 15.77%, compared to 14.29% one year ago.

Total assets at September 30, 2003 were $533.8 million, an increase of $60.4 million, or 12.8%, over the third quarter of 2002. Total deposits at September 30, 2003 were $475.4 million, up $52.7 million or 12.47% compared to September 30, 2002 figures. During the same period, total net loans increased $27.2 million, or 8.23%, to $357.5 million.

Net income for the quarter ending September 30, 2003 was $1.58 million, up 1.3% from the $1.56 million earned in the same period in 2002. Diluted earning per share for the quarter was $0.45, which was up 2.3%, compared to the $0.44 per share earned a year ago (the 2002 per share earnings was adjusted for a stock dividend issued in 2003).

Owen “John” Onsum, President and Chief Executive Officer stated, “During the third quarter, we sold many of our lower interest rate mortgage loans on the secondary market as a precautionary measure to mitigate the potential loss of future earnings that would result with the eventual rise of interest rates.

These mortgage loan sales moderated our loan portfolio increases, and in addition, impacted our third quarter earnings growth due to interest rate fluctuations during the quarter. We have been diligent in managing our mortgage loan warehousing; the low interest rate environment experienced over the past two years greatly stimulated mortgage refinances, as well as new home purchases which created an enormous volume of mortgage loans for the Bank. The incredible volume provided many challenges in managing the warehousing process, however, we believe we have come through it in good shape.”

First Northern Community Bancorp’s stock is listed on the OTC Bulletin Board under the symbol FNRN. As of September 30th, the stock was trading at $24.50 per share or 1.91 times its core book value.

First Northern Bank, established in 1910, is a locally owned, community based bank with ten branch offices strategically located to serve businesses and individuals in the communities of Dixon, Davis, Fairfield, Suisun City, Vacaville, West Sacramento, Sacramento, Winters, and Woodland. The Bank has Real Estate Loan Offices in Davis, Woodland, Vacaville, Roseville and El Dorado Hills, and an SBA Loan Department and Asset Management & Trust Department in Sacramento. First Northern offers a wide range of SBA, real estate, commercial, agricultural and consumer loans, as well as a full array of non-FDIC insured investment and brokerage products and services. The Bank can be found on the Web at www.thatsmybank.com.

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors. More detailed information about those factors is contained in First Northern’s most recent reports filed with the Securities and Exchange Commission on Forms 10-K, 10-Q and 8-K, each as it may be amended from time to time, which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements. [The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes thereto included in First Northern’s most recent reports on Form 10-K and Form 10-Q, each as it may be amended from time to time.] First Northern disclaims any intent or obligation to update these forward-looking statements.

END

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 31, 2003	First Northern Community Bancorp (Registrant)

	By:	/s/ LOUISE A. WALKER

Louise A. Walker Senior Vice President Chief Financial Officer